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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 21, 2007

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Commission file number 1-8198

HSBC FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	86-1052062 (IRS Employer Identification Number)
2700 Sanders Road, Prospect Heights, Illinois (Address of principal executive offices)	60070 (Zip Code)

Registrant's telephone number, including area code (847) 564-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities

The HSBC Finance Corporation (“HSBC Finance”) Mortgage Services business has historically purchased non-conforming first and second lien position residential mortgage loans from a network of unaffiliated third party lenders (i.e. correspondents) based on specific HSBC Finance underwriting guidelines. The Mortgage Services business also includes the operations of Decision One Mortgage Company, LLC (“Decision One”), a subsidiary of HSBC Finance, which historically has directly originated mortgage loans sourced by independent mortgage brokers and sold such loans to secondary market purchasers, including Mortgage Services.

In March 2007, we announced our decision to discontinue correspondent channel acquisitions by our Mortgage Services business as part of executing our strategy in evolving HBIO for long-term success. In our quarterly report on Form 10-Q for the period ended June 30, 2007, we reported that the scope of Decision One’s activities going forward would be limited largely to the origination of loans for resale to the secondary market operations of our affiliates.

In recent months, unprecedented developments in the mortgage industry have resulted in a significant reduction in secondary market demand for non-prime loans. Management has concluded that recovery of a secondary market for non-prime loans products is uncertain and at a minimum, cannot be expected to stabilize in the immediate term. As a result, a final determination was made today that our Decision One business will cease operations. The impact of this decision, when coupled with our previous announcement that correspondent channel acquisitions were being discontinued has resulted in the creation of a material impairment to the goodwill allocated to the Mortgage Services business which is discussed in Item 2.06 Material Impairments below. In addition, we currently estimate HSBC Finance will incur cash closure costs of approximately $86 million (on a pre-tax basis). The major components of the estimated associated costs are as follows:

One-Time Termination and Other Employee Benefits	$22
Lease termination and associated costs of closing Decision One branch sales offices	10
Lease termination and associated costs of headquarters office space in Fort Mill, South Carolina	39
Other miscellaneous expenses	15
Total	86

We currently anticipate that a substantial portion of these estimated costs will be recognized during the third and fourth quarters of 2007 consistent with the guidance contained in SFAS No. 146.

The decision to close the Decision One operations does not impact the retail branch origination operations conducted by our Consumer Lending business.

Item 2.06 Material Impairments

As described above, the decision to terminate operations of our Decision One business when coupled with our previous announcement of the discontinuation of the acquisition of loans through our correspondent lending operations has resulted in the creation of a material impairment to the goodwill allocated to the Mortgage Services business. We currently anticipate that we will record a non-cash impairment charge of approximately $880 million (all goodwill allocated to this business) in the third quarter of 2007. The goodwill impairment charge is not tax deductible. We anticipate we will incur an additional $16 million non-cash charge relating to impairment of fixed assets associated with the Decision One operations, also to be recorded in the third quarter.

Item 7.01 Regulation FD Disclosure

Exhibit 99.1 hereto contains a press release issued by HSBC Finance on September 21, 2007 announcing the termination of its non-prime wholesale lending business, Decision One Mortgage Company, LLC.

The information contained in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act except as otherwise expressly stated in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Copy of HSBC Finance Corporation press release issued on September 21, 2007 announcing the termination of its non-prime wholesale lending business, Decision One Mortgage Company, LLC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC FINANCE CORPORATION (Registrant)
By:	/s/ Patrick D. Schwartz Patrick D. Schwartz Vice President and Deputy General Counsel-Corporate

Dated: September 21, 2007

Exhibit Index

Exhibit No.	Description

99.1	Copy of HSBC Finance Corporation press release issued on September 21, 2007 announcing the termination of its non-prime wholesale lending business, Decision One Mortgage Company, LLC.

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